Exhibit 16.1

April 12, 2017

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the statements made by Novelion in Item 4.01 of Novelion Therapeutics Inc.’s Current Report on Form 8-K dated April 11, 2017, and we agree with the statements concerning our Firm in such Form 8-K.

Yours truly,

/s/ DELOITTE LLP

Chartered Professional Accountants
Vancouver, Canada

Member of Deloitte Touche Tohmatsu Limited